Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 21, 2014, except for the last paragraph of Note 7, as to which the date is June 19, 2014, relating to the balance sheets of Terrapin 3 Acquisition Corp. (a development stage company) as of March 31, 2014 and December 31, 2013 and the related statements of operations, changes in stockholder's equity, and cash flows for the period from December 31, 2013 (inception) to March 31, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York

June 23, 2014